As filed with the Securities and Exchange Commission on June 17, 2020

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

BBX Capital Florida LLC

(Exact Name of Registrant as Specified in Its Charter)

Florida	82-4669146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 940-4900

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock

Class B Common Stock

Preferred Share Purchase Rights

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

The Registrant’s information statement (the “Information Statement”) is filed as Exhibit 99.1 to this Form 10 and is incorporated by reference into this Form 10. The information required by the following Form 10 Registration Statement items is contained in the Information Statement sections that are identified below, each of which is incorporated into this Form 10 by reference. In addition, the information in Exhibit 99.2 to this Form 10 is incorporated by reference into Items 13 and 15 of this Form 10.

Item No.	Caption	Information Statement Section(s) Incorporated into the Item by Reference Where the Information Required by this Item is Contained
Item 1.	Business	“Summary,” “Questions and Answers About the Spin-off,” “Summary of the Spin-off,” “Risk Factors,” “The Spin-Off – Relationship Between New BBX Capital and Parent,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Certain Relationships and Related Party Transactions” and “Where You Can Find More Information”

Item 1A.	Risk Factors	“Risk Factors”

Item 2.	Financial Information	“Summary,” “Summary Historical and Pro Forma Financial Information,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”

Item 3.	Properties	“Business—Properties”

Item 4.	Security Ownership of Certain Beneficial Owners and Management	“Security Ownership of Certain Beneficial Owners and Management”

Item 5.	Directors and Executive Officers	“Management”

Item 6.	Executive Compensation	“Executive Compensation” and “Director Compensation”

Item 7.	Certain Relationships and Related Transactions, and Director Independence	“Management,” “The Spin-Off – Relationship Between New BBX Capital and Parent” and “Certain Relationships and Related Party Transactions”

Item 8.	Legal Proceedings	“Business—Legal Proceedings”

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	“Summary,” “Questions and Answers About the Spin-off,” “Summary of the Spin-off,” “Risk Factors,” “The Spin-off,” “Dividend Policy,” “Executive Compensation” and “Description of Capital Stock”

Item 10.	Recent Sales of Unregistered Securities	“Description of Capital Stock”

Item 11.	Description of Registrant’s Securities to be Registered	“Description of Capital Stock”

Item 12.	Indemnification of Directors and Officers	“Description of Capital Stock—Limitation on Liability and Indemnification of Directors and Officers”

Item 13.	Financial Statements and Supplementary Data	“Unaudited Pro Forma Financial Statements” and “Index to Combined Carve-Out Financial Statements” (and the financial statements referenced therein)

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None

Item 15.	Financial Statements and Exhibits (a) Financial Statements	“Index to Combined Carve-Out Financial Statements” (and the financial statements referenced therein)

	(b) Exhibits	See exhibits listed below

The following documents are filed as exhibits hereto, unless otherwise indicated:

Exhibit Number	Description of Exhibit
2.1	Form of Separation and Distribution Agreement by and among BBX Capital Corporation and the Registrant

3.1	Form of Amended and Restated Articles of Incorporation of the Registrant

3.2	Form of Amended and Restated Bylaws of the Registrant

4.1	Form of Rights Agreement between the Registrant and the Rights Agent†

4.2	Specimen Class A Common Stock Certificate*

4.3	Specimen Class B Common Stock Certificate*

10.1	Form of Registrant’s 2020 Incentive Plan†

10.2	Form of Tax Matters Agreement by and among BBX Capital Corporation and the Registrant

10.3	Form of Employee Matters Agreement by and among BBX Capital Corporation and the Registrant

10.4	Form of Transition Services Agreement by and among BBX Capital Corporation and the Registrant

10.5	Form of Promissory Note made by BBX Capital Corporation in favor of the Registrant†

10.6	Form of Employment Agreement between the Registrant and Alan B. Levan†

10.7	Form of Employment Agreement between the Registrant and John E. Abdo†

10.8	Form of Employment Agreement between the Registrant and Jarett S. Levan†

10.9	Form of Employment Agreement between the Registrant and Seth M. Wise†

10.10	Form of Employment Agreement between the Registrant and Raymond S. Lopez†

10.11	Loan and Security Agreement by and among BBX Capital Corporation, the Registrant, BBX Sweet Holdings, LLC, Food for Thought Restaurant Group-Florida, LLC, and Woodbridge Holdings Corporation, as borrowers, and Iberiabank, as administrative agent and lender, dated March 6, 2018 (incorporated by reference to Exhibit 10.66 of BBX Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 9, 2018 (File No. 001-09071))

10.12	Loan Extension and Modification Agreement by and among the Registrant, BBX Capital Corporation, BBX Sweet Holdings, LLC, Food for Thought Restaurant Group-Florida, LLC, and Woodbridge Holdings Corporation, as borrowers, and Iberiabank, as administrative agent and lender, dated July 17, 2019 (incorporated by reference to Exhibit 10.1 of BBX Capital Corporation’s Current Report on Form 8-K filed on July 19, 2019 (File No. 001-09071))

21.1	List of subsidiaries of the Registrant (after giving effect to the spin-off)

99.1	Preliminary Information Statement, subject to completion, dated June 17, 2020

99.2	Consolidated Financial Statements of Hialeah Communities, LLC and Subsidiary for the Years Ended December 31, 2017 and 2016

*

Shares of the Registrant’s Class A Common Stock and Class B Common Stock are expected to be in uncertificated form, unless otherwise required by applicable law or otherwise determined by the Registrant’s Board of Directors. Therefore, no specimen common stock certificates are being filed.

†	To be filed by amendment.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BBX Capital Florida LLC

By:	/s/ Raymond S. Lopez
Name: Raymond S. Lopez
Title: Chief Financial Officer

Dated: June 17, 2020